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Exhibit 99.2

IAC TAKES SIGNIFICANT STEP TOWARD COMPLETING SPIN-OFFS

Announces Pricing of Bonds and Receipt of Bank Commitments for HSN, Inc.,
Interval Leisure Group, Inc. and Ticketmaster

Finalizes Resolution on 7% Senior Notes Due 2013

NEW YORK—July 18, 2008—IAC (NASDAQ: IACI) announced today that it has entered into a series of agreements that collectively provide for the placing of $840 million in bonds and $1.15 billion in senior credit facilities for Interval Leisure Group, Inc., Ticketmaster and HSN, Inc.; a significant milestone in IAC's spin-off plans, expected to close in Q3 2008. The HSN and Ticketmaster financings, which in the case of the credit facilities remain subject to finalizing documentation, are expected to close within the next two weeks.

Details on the financings include:

  •
  Interval Leisure Group—Interval has entered into an agreement which will result in the placement of $300 million of senior unsecured notes due 2016 with a 9.5% coupon rate and has commitments for a $150 million 5-year Term Loan A and a $50 million 5-year revolver. ILG is expected to have $450 million in funded debt and approximately $120 million in cash at the time of the spin-off.

  •
  Ticketmaster—Ticketmaster has entered into an agreement for the sale of $300 million of senior unsecured notes due 2016 with a 10.75% coupon rate and has commitments for a $100 million 5-year Term Loan A, a $350 million Term Loan B, and a $200 million 5-year revolver. Ticketmaster is expected to have $754 million in funded debt and approximately $500 million in cash at the time of the spin-off.

  •
  HSN—HSN has entered into an agreement for the sale of $240 million of senior unsecured notes due 2016 with an 11.25% coupon rate and has commitments for a $150 million 5-year Term Loan A and a $150 million 5-year revolver. HSN is expected to have $390 million in funded debt and $50 million in cash at the time of the spin-off.

"These actions move us substantially closer to completing the spin-offs on the timetable we have laid out," said Tom McInerney, Chief Financial Officer of IAC. "The support of our banking group and bond investors in this tumultuous time in the credit markets are testament to the credit quality and outlook of each of Ticketmaster, HSN and Interval, who will begin their lives as independent companies with appropriate capital structures—and IAC will begin the next stage of its life with an estimated $1.3 billion in net cash to invest in its existing rapidly-growing Internet businesses as well as new complementary opportunities."

In connection with the Interval financing outlined above, IAC and Interval have entered into an agreement pursuant to which, immediately following the spin-off of Interval, certain holders of IAC's outstanding 7% Senior Notes due 2013 will exchange their 7% Notes for the $300 million principal amount of 9.5% Interval Notes referenced above. IAC will also increase its previously announced tender price for the 7% Notes next week and has received the consent of holders of more than 50% of those notes in accordance with the agreement to certain amendments to the indenture under which the notes were issued, as outlined in the tender offer documents. These transactions, in connection with the Spin-Off, are intended to give rise to a succession event (with Interval as the sole successor to IAC) for credit derivatives purposes.

"These transactions are win-win for Interval, IAC and our bondholders. We are able to eliminate uncertainty over the resolution of the 7% Notes, provide our tendering bondholders with a more attractive tender price, and allow investors to achieve certain benefits in the credit derivative market as a result of the exchange structure, which in turn helped IAC to secure attractive financing for Interval at an otherwise challenging time," said Mr. McInerney.

The net proceeds of the financings outlined above will primarily fund a dividend to IAC prior to the spin-offs and will be used to fund the tender of the 7% Notes not exchanged for Interval Notes as well as future growth and investment opportunities.

The bank commitments remain subject to the execution of definitive documentation which is expected the week of July 21st. The HSN and Ticketmaster bond offerings are expected to close the week of July 28th, and the Interval bond offering will be consummated upon the exchange referenced immediately above.

Important Information

The matters discussed herein contain forward-looking statements. These statements involve risks and uncertainties. Additionally, IAC is subject to other risks and uncertainties set forth in its filings with the Securities and Exchange Commission. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein.

About IAC

IAC operates leading and diversified businesses in sectors being transformed by the internet, online and offline... our mission is to harness the power of interactivity to make daily life easier and more productive for people all over the world. To view a full list of the companies of IAC please visit our website at http://iac.com.

Contacts

IAC Investor Relations: Eoin Ryan (212) 314-7400	IAC Corporate Communications: Stacy Simpson/ Leslie Cafferty (212) 314-7470/ 7326

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  Exhibit 99.2
IAC TAKES SIGNIFICANT STEP TOWARD COMPLETING SPIN-OFFS Announces Pricing of Bonds and Receipt of Bank Commitments for HSN, Inc., Interval Leisure Group, Inc. and Ticketmaster Finalizes Resolution on 7% Senior Notes Due 2013